                                     [LOGO]
                                  THE HARTFORD

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER ("GMAB")

BENEFIT SUMMARY

This Rider, subject to the conditions described below, guarantees that if the Account Value at the end of the GMAB Guarantee Period ("Benefit Date") shown in the Additional Benefits and Riders Section of the Policy Specifications, is less than the Benefit Amount as calculated on that date, the Account Value will be increased by an amount equal to the difference between the Account Value and the Benefit Amount.

This Rider has no cash value.

DEFINITIONS

BENEFIT AMOUNT: the sum of the total Premiums received by us, adjusted for Withdrawals and Decreases in Face Amount, as of the Benefit Date.

BENEFIT DATE: the last day of the GMAB Guarantee Period. This is the date the Benefit Amount is calculated.

CUMULATIVE RIDER PREMIUM: the premium required to maintain the Rider. On the first Monthly Activity Date following the Policy Date, the Cumulative Rider Premium is the Monthly Rider Premium shown in the Additional Benefits and Riders Section of the Policy Specifications. On each Monthly Activity Date thereafter, the Cumulative Rider Premium is (a) the Cumulative Rider Premium on the previous Monthly Activity Date; plus (b) the current Monthly Rider Premium.

GMAB GUARANTEE PERIOD: the period shown in the Additional Benefits and Riders section of the Policy Specifications.

THE BENEFIT

This Benefit provides that if the Account Value on the Benefit Date is less than the Benefit Amount, the Account Value will be increased by an amount to equal the difference between the Account Value and the Benefit Amount, provided:

       1.   the Policy is in force; and

       2. the required Cumulative Rider Premium has been received by Us as of such date.

The amount by which the Account Value is increased will be allocated to the Sub-Account(s) shown on Page 3 of the Policy on the Valuation Day immediately following the Benefit Date. You may then change such allocation by notifying us In Writing or in a manner satisfactory to Us.

Following such increase to the Account Value:

       1.   this Rider will terminate and may not be reinstated;

       2.   Rider Charges will cease; and

       3.   All other terms and conditions of the Policy will continue to apply.

ANNUAL CUMULATIVE PREMIUM TEST

During the GMAB Guarantee Period, We will perform an annual test on each Policy Anniversary to determine if the required Cumulative Rider Premium has been received by Us.

If the required premium has not been received by Us as of the date the test is performed, the Rider will be in danger of terminating as described below under the Rider Default and Grace Period provision.

RIDER DEFAULT AND GRACE PERIOD

RIDER DEFAULT

The Rider will go into default on any date a Cumulative Rider Premium Test is performed as described above and it is determined that We have not received the required Cumulative Rider Premium. In such an event, We will send You a notice specifying the minimum premium required to keep the Rider from terminating. The notice will be mailed at least 30 days prior to termination of the Rider to both You and any assignee of record, at the last known address(es). This notice will tell You the minimum premium requirement to keep the Rider from terminating.

RIDER GRACE PERIOD

We will keep the Rider in force for the 30-day period following the date of Rider default. However, if We have not received the required premiums specified in the notice by the end of such 30-day period, the Rider will terminate.

IMPACT OF WITHDRAWALS AND FACE AMOUNT DECREASES

WITHDRAWALS

Withdrawals made during the GMAB Guarantee Period will reduce the Benefit Amount proportionately based on the Account Value at the time of the Withdrawal.

DECREASES IN FACE AMOUNT

Decreases in Face Amount during the GMAB Guarantee Period will reduce the Benefit Amount proportionately based on the current Face Amount at the time of the decrease. In addition, such decrease will cause a new Monthly Rider Premium to be calculated. We will send You a notice of the new Monthly Rider Premium, which will be used in calculating the Cumulative Rider Premium in subsequent months.

INVESTMENT RESTRICTIONS

At anytime on or after the Rider Effective Date, We may limit the Sub-Account(s) in which You may allocate all or a portion of Your Account Value. We may require that You allocate such amounts in accordance with any asset allocation models, investment programs, Sub-Account(s), fund of funds Sub-Account(s), or other investment vehicle that We direct You follow from time to time, on or after the Rider Effective Date. We may change these asset allocation models, investment programs, Sub-Account(s), fund of funds Sub-Account(s), or other investment vehicle from time to time, on or after the Rider Effective Date. Any transfers required to reallocate amounts will not be used in determining the number of transfers allowed during a Policy Year. If We exercise the terms of this provision, You have the right to terminate this Rider at any time as described in the Rider Termination Section.

PREMIUM RESTRICTIONS

At anytime on or after the Rider Effective Date, We may limit Premium payments to no greater than 200% of the annualized Monthly Rider Premium for the Policy Year. Any excess Premium will be refunded to You.

RIDER CHARGE

The charge for this Rider will automatically be deducted on each Monthly Activity Date from the Account Value as part of the Monthly Deduction Amount. It will continue to be deducted until this Rider is terminated in accordance with the Rider Termination provision. Such charge for any Monthly Activity Date will not exceed the Maximum Monthly Charge Rate shown in the Additional Benefits and Riders section of the Policy Specifications.

RIDER TERMINATION

TERMINATION

To terminate this Rider, notify Us In Writing. Otherwise, it will continue until the earlier of the following:

       1.   when the Policy terminates;

       2.   when We receive Your request, In Writing, to cancel it;

       3.   the Benefit Date;

       4. the end of the 30-day period during which the Premium amount required to maintain this Rider is not received by Us;

       5. the date We approve a request from You, In Writing, to increase the Face Amount; or

       6. the date We approve a request, In Writing, from You to accelerate the Death Benefit as may be provided under an accelerated death benefit rider attached to the Policy.

REINSTATEMENT

This Rider may not be reinstated, except in the event the Policy terminates and is subsequently reinstated during the GMAB Guarantee Period.

GENERAL PROVISIONS

This Rider will be a part of the Policy to which it is attached, and except as noted above, it is subject to all conditions and limitations of such Policy. The Rider's Date of Issue and Effective Date are shown in the Additional Benefits and Riders section of the Policy.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    [/s/ Richard G. Costello              /s/ John C. Walters
    ------------------------------------  ------------------------------------
    RICHARD G. COSTELLO, SECRETARY        JOHN C. WALTERS, PRESIDENT]

Policy Number:        VL0000001

                             POLICY SPECIFICATIONS

                         ADDITIONAL BENEFITS AND RIDERS

             GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER ("GMAB")

GMAB GUARANTEE PERIOD:                   [JANUARY 1, 2008-DECEMBER 31, 2027]
MONTHLY RIDER PREMIUM:                   [$195.00]
MAXIMUM MONTHLY RIDER CHARGE RATE:       0.075% PER MONTH (0.90% PER YEAR) OF
                                         THE ACCUMULATED VALUES IN THE
                                         SUB-ACCOUNTS.
RIDER DATE OF ISSUE:                     [JANUARY 1, 2008]
RIDER EFFECTIVE DATE:                    [JANUARY 1, 2008]